EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS FIRST QUARTER 2020 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.065

Selected Highlights

•	First quarter net loss of $3.4 million
•	Quarterly Operating EBITDA* of $57.0 million
•	Cash on hand and available credit facilities provide liquidity of about $516.5 million at March 31, 2020

NEW YORK, NY, April 30, 2020 ‑ Mercer International Inc. (Nasdaq: MERC) today reported first quarter 2020 Operating EBITDA decreased to $57.0 million from $123.8 million in the first quarter of 2019 and increased from negative $34.2 million in the fourth quarter of 2019.

In the first quarter of 2020, net loss was $3.4 million (or $0.05 per share) compared to net income of $51.6 million (or $0.79 per basic share and $0.78 per diluted share) in the first quarter of 2019 and a net loss of $72.7 million (or $1.11 per share) in the fourth quarter of 2019.

Mr. David Gandossi, the Chief Executive Officer, stated: “The outbreak of the COVID-19 pandemic in the first quarter has presented a number of challenges and I am proud that our people have risen to meet these head on.

Our pulp products are an important constituent of many pandemic related high demand goods such as tissue and cleaning products and certain personal protective equipment. Accordingly, we have implemented a number of new and important health and safety measures at our operations to protect our employees and to allow our mills to operate responsibly and efficiently. We are constantly monitoring our operations and guidance from governmental and health organizations to ensure we take appropriate and necessary actions to protect our people.

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

The current working environment and resultant work changes have not been easy and I want to thank all our employees for working cooperatively to implement new procedures to keep safety at the forefront and for looking out for one another. Despite these new procedures, our mills continued to run well in the first quarter of 2020.

Despite weak product pricing, our solid first quarter financial results reflect strong production, effective cost control, steady demand for both pulp and lumber and favorable currency movements. On the pulp side, we experienced modest price increases off trough price levels in the fourth quarter of 2019 as demand was generally steady. Overall, our sales volumes were held back slightly as we worked through pandemic related logistical challenges early in the quarter. On the lumber side, our recent sawmill upgrades allowed us to take advantage of strong demand and upward pricing momentum in the U.S. market to report record quarterly operating income for our wood products segment.

As we manage through the current global business uncertainty, we are working to lower our costs and working capital usage and conservatively managing liquidity. As a result, we have reduced our 2020 planned capital expenditures to about $90 million and reduced our quarterly dividend to $0.065 per share."

Consolidated Financial Results

	Q1	Q4	Q1
	2020	2019	2019
	(in thousands, except per share amounts)
Revenues	$350,599	$331,172	$483,950
Operating income (loss)	$24,062	$(66,106)	$93,552
Operating EBITDA	$57,008	$(34,159)	$123,799
Loss on settlement of debt (1)	$—	$(4,750)	$—
Net income (loss)	$(3,392)	$(72,721)	$51,616
Net income (loss) per common share
Basic	$(0.05)	$(1.11)	$0.79
Diluted	$(0.05)	$(1.11)	$0.78

______________

(1)	Redemption of 7.75% senior notes due 2022.

Consolidated – Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2019

In the first quarter of 2020, our operating EBITDA increased to $57.0 million from negative $34.2 million in the fourth quarter of 2019 and decreased from $123.8 million in the same quarter of 2019. The increase in the current quarter compared to the prior quarter is primarily due to lower maintenance costs, the positive impact of a stronger dollar on our dollar denominated cash and receivables held at our operations and higher sales volumes. The decrease compared to the same quarter of 2019 is primarily due to lower pulp sales realizations partially offset by lower per unit fiber costs and the positive impact of a stronger dollar.

Segment Results

Pulp: Lower fiber costs more than offset by lower sales realizations

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Pulp revenues	$278,948	$413,313
Energy and chemical revenues	$24,657	$23,161
Operating income	$21,439	$93,520

In the first quarter of 2020, pulp segment operating income decreased to $21.4 million from $93.5 million in the same quarter of 2019. The decrease was primarily due to lower pulp sales realizations partially offset by the positive impact of a stronger dollar and lower per unit fiber costs. In the current quarter of 2020, the NBSK pulp realized sales price decreased by approximately 26% to $561 per ADMT from $757 per ADMT in the same quarter of the prior year due to high producer inventory levels and market uncertainty as COVID-19 spread through China. NBSK sales volumes decreased by approximately 6% to 438,326 ADMTs in the current quarter from 466,893 ADMTs in the same quarter of 2019 due to logistics issues early in the current quarter related to closures, restrictions and other effects related to the COVID-19 pandemic.

Our Canadian pulp mills recorded a non-cash write down of our inventory carrying values of $5.7 million in the current quarter as a result of lower pulp sales realizations and high fiber costs.

Per unit fiber costs decreased in the current quarter by approximately 12% from the same quarter of 2019 primarily due to lower per unit fiber costs for our German mills. In Germany, per unit fiber costs benefitted from the continuing availability of beetle damaged wood. Per unit fiber costs in Canada were flat but remained at historically high levels due to strong fiber demand in the mills' fiber procurement areas.

Wood Products: Record operating income due to record production and lower fiber costs

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Lumber revenues	$40,986	$39,163
Energy revenues	$2,631	$2,666
Wood residual revenues	$2,161	$2,610
Operating income	$5,555	$1,620

In the first quarter of 2020 the wood products segment operating income increased to a record $5.6 million compared to $1.6 million in the same quarter of 2019. The increase was primarily due to record production and lower per unit fiber costs. Production increased by approximately 5% to 116.4 MMfbm of lumber in the current quarter from 110.7 MMfbm in the same quarter of 2019 primarily due to capital improvements at the mill. In the current quarter per unit fiber costs decreased by approximately 25% from the same quarter of 2019 primarily as a result of the continuing availability of beetle damaged wood.

Average lumber sales realizations decreased by approximately 3% to $348 per Mfbm in the first quarter of 2020 from approximately $359 per Mfbm in the same quarter of 2019 primarily due to lower pricing in Europe partially offset by higher pricing in the U.S. market. European lumber pricing declined due to an increase in the supply of lumber processed from beetle damaged wood which generally obtains lower prices. U.S. lumber pricing increased due to strong demand in the current quarter.

Liquidity

The following table is a summary of selected financial information as of the dates indicated:

	March 31,	December 31,
	2020	2019
	(in thousands)
Cash and cash equivalents	$286,526	$351,085
Working capital	$603,410	$588,385
Total assets	$1,951,989	$2,065,720
Long-term liabilities	$1,304,078	$1,259,005
Total equity	$462,768	$550,403

As of March 31, 2020, we had cash and cash equivalents of approximately $286.5 million, approximately $229.9 million available under our revolving credit facilities, providing aggregate liquidity of about $516.5 million.

Current Market Environment

Although there is a great deal of global business uncertainty resulting from the COVID-19 pandemic and its effect and societal responses are evolving and can change quickly, in the second quarter we are currently expecting to see steady pulp demand from tissue and hygiene producers but a weakening in demand from printing and writing paper producers.

On the pulp supply side, in the upcoming quarter, we are currently expecting certain mills to curtail production as a result of fiber shortages resulting from sawmill downtime. Further, some pulp mills have announced some sporadic curtailments resulting from COVID-19. Additionally, various pulp mills globally have delayed their annual maintenance schedules as a result of the current pandemic. This is expected to curtail production in the later part of the year or early part of next year.

On the lumber side, we are currently expecting weakening lumber markets and lower lumber sales realizations in the second quarter of 2020 due to a drop in housing starts and business slowdowns and disruptions resulting from the pandemic in our major markets.

Quarterly Dividend

A quarterly dividend of $0.065 per share will be paid on July 7, 2020 to all shareholders of record on June 25, 2020. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for May 1, 2020 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/qrp3w7ec or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q1	Q4	Q1
	2020	2019	2019
	(in thousands, except per share amounts)
Pulp segment revenues	$303,605	$290,790	$436,474
Wood products segment revenues	45,778	39,588	44,439
Corporate and other revenues	1,216	794	3,037
Total revenues	$350,599	$331,172	$483,950

Pulp segment operating income (loss)	$21,439	$(66,574)	$93,520
Wood products segment operating income	5,555	5,274	1,620
Corporate and other operating loss	(2,932)	(4,806)	(1,588)
Total operating income (loss)	$24,062	$(66,106)	$93,552

Pulp segment depreciation and amortization	$30,371	$29,492	$28,023
Wood products segment depreciation and amortization	2,377	2,029	1,911
Corporate and other depreciation and amortization	198	426	313
Total depreciation and amortization	$32,946	$31,947	$30,247

Operating EBITDA	$57,008	$(34,159)	$123,799
Loss on settlement of debt (1)	$—	$(4,750)	$—
Benefit (provision) for income taxes	$(5,344)	$15,875	$(24,424)
Net income (loss)	$(3,392)	$(72,721)	$51,616
Net income (loss) per common share
Basic	$(0.05)	$(1.11)	$0.79
Diluted	$(0.05)	$(1.11)	$0.78
Common shares outstanding at period end	65,800	65,629	65,651

______________

(1)	Redemption of 7.75% senior notes due 2022.

(1)

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Summary Operating Highlights

	Q1	Q4	Q1
	2020	2019	2019
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	455.2	381.3	460.6
NBHK	78.9	60.9	78.6
Annual maintenance downtime ('000 ADMTs)	2.3	86.5	—
Annual maintenance downtime (days)	2	54	—
Pulp sales ('000 ADMTs)
NBSK	438.3	416.6	466.9
NBHK	66.0	65.3	87.8
Average NBSK pulp prices ($/ADMT)(1)
Europe	833	822	1,105
China	573	563	700
North America	1,127	1,115	1,380
Average NBHK pulp prices ($/ADMT)(1)
China	460	455	695
North America	890	893	1,180
Average pulp sales realizations ($/ADMT)(2)
NBSK	561	581	757
NBHK	468	476	656
Energy production ('000 MWh)(3)	578.4	432.9	560.5
Energy sales ('000 MWh)(3)	231.7	154.5	211.8
Average energy sales realizations ($/MWh)(3)	95	88	94

Wood Products Segment
Lumber production (MMfbm)	116.4	106.7	110.7
Lumber sales (MMfbm)	117.7	101.1	109.2
Average lumber sales realizations ($/Mfbm)	348	347	359
Energy production and sales ('000 MWh)	22.8	23.1	22.4
Average energy sales realizations ($/MWh)	116	114	119

Average Spot Currency Exchange Rates
$ / €(4)	1.1022	1.1075	1.1354
$ / C$(4)	0.7438	0.7578	0.7521

______________

(1)

Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates. Effective January 2020, the RISI pricing report does not provide list prices for China.

(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenues	$350,599	$483,950
Costs and expenses
Cost of sales, excluding depreciation and amortization	276,056	343,033
Cost of sales depreciation and amortization	32,911	30,136
Selling, general and administrative expenses	17,570	17,229
Operating income	24,062	93,552
Other income (expenses)
Interest expense	(20,084)	(18,551)
Other income (expenses)	(2,026)	1,039
Total other expenses, net	(22,110)	(17,512)
Income before provision for income taxes	1,952	76,040
Provision for income taxes	(5,344)	(24,424)
Net income (loss)	$(3,392)	$51,616
Net income (loss) per common share
Basic	$(0.05)	$0.79
Diluted	$(0.05)	$0.78
Dividends declared per common share	$0.1375	$0.1250

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$286,526	$351,085
Accounts receivable, net	221,921	208,740
Inventories	269,812	272,599
Prepaid expenses and other	10,294	12,273
Total current assets	788,553	844,697
Property, plant and equipment, net	1,020,345	1,074,242
Investment in joint ventures	48,188	53,122
Amortizable intangible assets, net	48,957	53,371
Operating lease right-of-use assets	11,866	13,004
Other long-term assets	32,848	26,038
Deferred income tax	1,232	1,246
Total assets	$1,951,989	$2,065,720
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$184,447	$255,544
Pension and other post-retirement benefit obligations	696	768
Total current liabilities	185,143	256,312
Debt	1,136,454	1,087,932
Pension and other post-retirement benefit obligations	23,157	25,489
Finance lease liabilities	37,537	31,103
Operating lease liabilities	9,436	10,520
Other long-term liabilities	13,323	14,114
Deferred income tax	84,171	89,847
Total liabilities	1,489,221	1,515,317
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 65,800,000 issued and outstanding (2019 – 65,629,000)	65,769	65,598
Additional paid-in capital	344,753	344,994
Retained earnings	243,794	256,371
Accumulated other comprehensive loss	(191,548)	(116,560)
Total shareholders’ equity	462,768	550,403
Total liabilities and shareholders’ equity	$1,951,989	$2,065,720

(4)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from (used in) operating activities
Net income (loss)	$(3,392)	$51,616
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	32,946	30,247
Deferred income tax provision (benefit)	(1,331)	3,639
Inventory impairment	5,734	—
Defined benefit pension plans and other post-retirement benefit plan expense	762	856
Stock compensation recovery	(46)	(345)
Foreign exchange transaction gains	(6,144)	(263)
Other	(497)	704
Defined benefit pension plans and other post-retirement benefit plan contributions	(915)	(1,158)
Changes in working capital
Accounts receivable	(20,926)	(56,353)
Inventories	(18,120)	21,141
Accounts payable and accrued expenses	(57,660)	(173)
Other	(253)	(7,725)
Net cash from (used in) operating activities	(69,842)	42,186
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(23,018)	(19,389)
Purchase of amortizable intangible assets	(438)	(316)
Other	51	(261)
Net cash from (used in) investing activities	(23,405)	(19,966)
Cash flows from (used in) financing activities
Proceeds from (repayment of) revolving credit facilities, net	51,260	(33,672)
Dividend payments	(9,047)	—
Repurchase of common shares	(162)	—
Payment of debt issuance costs	—	(509)
Proceeds from government grants	—	6,320
Other	(9,801)	(862)
Net cash from (used in) financing activities	32,250	(28,723)
Effect of exchange rate changes on cash and cash equivalents	(3,562)	(754)
Net decrease in cash and cash equivalents	(64,559)	(7,257)
Cash and cash equivalents, beginning of period	351,085	240,491
Cash and cash equivalents, end of period	$286,526	$233,234

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income (loss) to Operating EBITDA:

	Q1	Q4	Q1
	2020	2019	2019
Net income (loss)	$(3,392)	$(72,721)	$51,616
Provision (benefit) for income taxes	5,344	(15,875)	24,424
Interest expense	20,084	20,647	18,551
Loss on settlement of debt	—	4,750	—
Other (income) expenses	2,026	(2,907)	(1,039)
Operating income (loss)	24,062	(66,106)	93,552
Add: Depreciation and amortization	32,946	31,947	30,247
Operating EBITDA	$57,008	$(34,159)	$123,799

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